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NATURAL RESOURCE PARTNERS L.P.
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002                      [NRP LOGO]


NEWS RELEASE

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                         NATURAL RESOURCE PARTNERS L.P.
                      ANNOUNCES CLOSING OF PUBLIC OFFERING
                        AND RESIGNATION OF ARCH DIRECTOR


HOUSTON, MARCH 16, 2004 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today reported the closing of its public offering of 5,250,000 common units. In conjunction with the closing of this offering, David B. Peugh has resigned from the board of directors.

Prior to the offering, Arch Coal had the right to designate two directors to the board of directors for so long as Arch continued to hold at least 10% of the common units of Natural Resource Partners. Because a portion of the proceeds from the offering were used to redeem 2,616,752 common units from Arch, Arch currently holds approximately 2% of the common units outstanding. Consequently, Arch no longer has the right to designate any directors, and Mr. Peugh has resigned from the board. Mr. Robert B. Karn III, the independent director originally designated by Arch, will remain on the board and will continue to serve as chairman of NRP's audit committee.

"David Peugh has made a great contribution to the board of directors of NRP, and as Arch is a major lessee, we will continue to enjoy a close relationship," said Corbin J. Robertson, Chairman and Chief Executive Officer of NRP.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.


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